Exhibit 3.3

CERTIFICATE ELIMINATING

REFERENCE TO A SERIES

OF SHARES OF PREFERRED STOCK FROM THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE PRINCETON REVIEW, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is The Princeton Review, Inc. The Corporation was incorporated in the State of Delaware on March 31, 2000 under the name TPR Holdings, Inc. A Restated Certificate of Incorporation changing the name of the Corporation to The Princeton Review, Inc. was filed on April 18, 2000. Thereafter an Amended and Restated Certificate of Incorporation was filed on June 22, 2001.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Series C Convertible Preferred Stock (the “Series C Preferred Stock”) which was filed with the Secretary of State of Delaware on July 26, 2007.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolution:

RESOLVED, that, none of the authorized shares of Series C Preferred Stock of the Corporation are outstanding, and

FURTHER RESOLVED, that no shares of the Series C Preferred Stock of the Corporation will be issued, and

FURTHER RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Amended and Restated Certificate of Incorporation of the corporation all reference to the Series C Preferred Stock of the Corporation.

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5. The effective time of this certificate shall be upon filing with the Secretary of State of the State of Delaware.

Signed on December 7, 2009.

By:	/s/ Stephen Richards
Name:	Stephen Richards
Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page to Series C Certificate of Elimination]